Exhibit 99.1

Avon Reports Third-Quarter 2012 Results and Provides Goals for Future
Performance

Third-Quarter Revenue Down 8% (Up 1% in Constant Dollars)

Operating Profit was $106 Million; Adjusted[1] Non-GAAP $152 Million

Management Provides Goals for Mid Single-Digit Revenue Growth and Low Double-Digit
Operating Margin over the Next Three Years

Announced Reduction in Quarterly Dividend

NEW YORK, N.Y., November 1, 2012 - Avon Products, Inc. (NYSE:AVP) today reported third-quarter 2012 results and provided goals for future performance. “Avon's third-quarter results remain disappointing. The challenges that Avon faces developed over time, not overnight, and it will take time to implement the solutions as well," said Sheri McCoy, Chief Executive Officer. “However, we have identified the first critical actions to return Avon to a position of financial health and improve our competitive position. With a clear focus on growing the top-line, managing costs, and improving our working capital, I am confident that we are moving Avon toward a steady recovery."
Third-Quarter 2012 (compared with third-quarter 2011)

For the third quarter, total revenue of $2.6 billion decreased 8%, or increased 1% in constant dollars. Total units grew 1% and price/mix was flat during the quarter. Active Representatives were down 1%.

Avon Beauty sales declined 9%, or flat in constant dollars. On a reported basis, fragrance was down 7%, color and skincare both declined 11%, and personal care was down 9%. On a constant-dollar basis, fragrance increased 2% while color and skincare declined 1% and 3%, respectively. Personal care was flat.

Page | 1

Third-quarter 2012 gross margin was 61.2%, 270 basis points lower than the prior-year quarter, due to the net unfavorable impact of product mix and pricing, higher supply chain costs primarily due to costs associated with obsolescence as well as the negative impact from foreign exchange.

Operating profit was $106 million in the quarter and operating margin was 4.2%. Adjusted Non-GAAP operating profit was $152 million and adjusted Non-GAAP operating margin was 5.9%, down 440 basis points from the third quarter of 2011. The decline was due to lower gross margin and increases in overhead costs, primarily due to higher employee compensation costs. The negative impact of foreign exchange was also a factor. This was offset by an $18 million decline in advertising, down 24% to $58 million.

Based on the continued decline in revenue performance in China and corresponding lowering of our long-term growth estimates, we completed an interim impairment assessment of the fair value of goodwill related to the business, which resulted in a Q3 non-cash impairment charge of $44 million, or $0.10 per share.

Third-quarter 2012's effective tax rate was 58.2%, versus 31.5% in the third quarter of 2011. The tax rate was unfavorably impacted by 21.0 points from the goodwill impairment charge related to our operations in China, for which no tax benefit was recorded. On an adjusted Non-GAAP basis, the effective tax rate was 37.2%, versus 31.5% in the third-quarter 2011, due primarily to lower benefits from audit settlements and statute expirations.

Income from continuing operations in the third quarter of 2012 was $33 million, or $0.07 per diluted share. Adjusted Non-GAAP income from continuing operations was $78 million, or $0.17 per diluted share.

Net cash provided by operating activities was $220 million for the nine months ended September 30, 2012, compared with $247 million in the same period of 2011, as lower net income was partially offset by improvements in working capital, lower contributions to the U.S. pension plan, and a payment in 2011 associated with a long-term incentive compensation plan of $36 million. The overall net cash used in the nine months ended September 30, 2012 was $148 million, compared with a use of $192 million for the same period in 2011, primarily due to lower capital expenditures.

Avon's net debt (total debt less cash) for the third quarter of 2012 was $2.2 billion, up $152 million from the year-end level.
Goals for Future Performance
Management is focused on stabilizing the business and returning Avon to sustainable growth and has set financial goals of mid single-digit constant-dollar revenue growth and a low double-digit operating margin over the next three years. Management has the team fully aligned around actions that will accelerate top-line growth, reduce costs and improve working capital. Management is also targeting cost savings of at least $400 million by the end of the three years to be largely driven by a reduction in Selling, General and Administrative expenses (SG&A). It also expects that there will be charges associated with the achievement of these goals.
Earlier today, the company announced a reduction in its quarterly dividend from $.23 per share to $.06 per share. This is part of an overall review of the capital structure and is consistent with prior communication that the company would assess the dividend in light of current operating performance as well as Avon's peer group. This dividend reduction, in conjunction with continued efforts to improve working capital, should help provide financial flexibility.

Page | 2

Third-Quarter 2012 Regional Highlights (compared with third-quarter 2011)

Latin America
$ in millions	Third-Quarter 2012		YTD 2012
		% var. vs 3Q11		% var. vs 9M11
Total revenue	$1,270.9	(6)%	$3,663.2	(5)%
C$		6%		4%
Active Representatives		2%		1%
Units sold		5%		—%
Operating profit	142.2	(16)%	307.9	(39)%
Adjusted Non-GAAP operating profit	142.3	(14)%	319.8	(36)%
Operating margin	11.2%	(130) bps	8.4%	(470) bps
Adjusted Non-GAAP operating margin	11.2%	(110) bps	8.7%	(430) bps

Note: Effective in the second quarter of 2012, the Dominican Republic was included in Latin America, whereas in prior periods it had been included in North America. The impact was not material to either segment. Accordingly, Latin America amounts include the results of the Dominican Republic for all periods presented.

•	Third-quarter constant-dollar revenue was driven by growth in average order as well as an increase in Active Representatives.

•	Brazil was down 19%, or up 2% in constant dollars, driven by increases in both Active Representatives and average order.

•	Mexico was up 1%, or 10% in constant dollars, driven primarily by an increase in Active Representatives as well as higher average order.

•
Venezuela grew 6% in both reported and constant dollars, as average order benefited from the year-over-year inflationary impact on pricing, but was partially offset by a decline in Active Representatives.

•
The decline in adjusted Non-GAAP operating margin was due to lower gross margin, primarily impacted by the net unfavorable impact of pricing and mix, including planned initiatives to flow excess inventory and the negative impact of foreign exchange. This gross margin decline was partially offset by lower advertising spend and lower investments in Representative Value Proposition² (“RVP”), both primarily in Brazil. Lower bad debt and lower variable compensation were also factors.

Page | 3

Europe, Middle East & Africa
$ in millions	Third-Quarter 2012		YTD 2012
		% var. vs 3Q11		% var. vs 9M11
Total revenue	$620.7	(11)%	$2,008.4	(10)%
C$		(2)%		(2)%
Active Representatives		2%		(1)%
Units sold		5%		(2)%
Operating profit	53.6	(49)%	181.4	(47)%
Adjusted Non-GAAP operating profit	52.6	(52)%	193.1	(44)%
Operating margin	8.6%	(660) bps	9.0%	(630) bps
Adjusted Non-GAAP operating margin	8.5%	(710) bps	9.6%	(590) bps

Note: Effective in the second quarter of 2012, the results of Central and Eastern Europe and Western Europe, Middle East & Africa were managed as a single operating segment. Accordingly, Europe, Middle East & Africa amounts include the results of Central and Eastern Europe and Western Europe, Middle East & Africa for all periods presented.

•
Third-quarter constant-dollar revenue declined due to lower average order, partially offset by an increase in Active Representatives. The revenue decline was impacted by approximately 2 points due to a benefit from a Value Added Tax (“VAT”) settlement in the U.K. in the prior-year period.

•	Russia was down 9%, or up 1% in constant dollars, due to higher average order partially offset by a decline in Active Representatives.

•
U.K. was down 25%, or down 23% in constant dollars. Revenue in the U.K. was negatively impacted by approximately 12 points due to the benefit of the VAT settlement in the prior-year period that did not recur in 2012. The decline was also due to lower average order and a decrease in Active Representatives.

•	Turkey was up 9%, or up 14% in constant dollars, primarily due to growth in Active Representatives.

•	South Africa was down 14%, or up 2% in constant dollars, primarily due to growth in Active Representatives.

•
The decline in adjusted Non-GAAP operating margin was partly due to the non-recurring benefit of 2 points from the VAT settlement that occurred in 2011. In addition, lower gross margin was caused by the net unfavorable impact of pricing and mix and negative overhead leverage. Operating margin was also negatively impacted by increased overhead expenses, primarily due to higher employee compensation costs. Also, higher investments in RVP, mainly in Turkey, and higher advertising expenses, primarily in Russia, had an impact. Higher bad debt expense was also a factor.

Page | 4

North America
$ in millions	Third-Quarter 2012		YTD 2012
		% var. vs 3Q11		% var. vs 9M11
Total revenue	$443.6	(8)%	$1,390.6	(6)%
C$		(8)%		(6)%
Active Representatives		(12)%		(12)%
Units sold		(10)%		(4)%
Operating loss	(13.4)	(419)%	(13.5)	(125)%
Adjusted Non-GAAP operating loss	(12.1)	(232)%	(2.0)	(103)%
Operating margin	(3.0)%	(390) bps	(1.0)%	(460) bps
Adjusted Non-GAAP operating margin	(2.7)%	(460) bps	(0.1)%	(540) bps

Note: Effective in the second quarter of 2012, the Dominican Republic was included in Latin America, whereas in prior periods it had been included in North America. The impact was not material to either segment. Accordingly, North America amounts exclude the results of the Dominican Republic for all periods presented.

•
The North America Avon business (which excludes Silpada) was down 6%, due to a decline in Active Representatives, partially offset by higher average order due to stronger performance in Fashion and Home and Representative mix.

•	Silpada sales declined 25% due to a decline in average order as well as a decline in Active Representatives.

•
The decline in adjusted Non-GAAP operating margin was due to increased investments in RVP primarily related to the One Simple Sales Model implementation as well as higher brochure costs. Gross margin also declined largely due to higher obsolescence and the net unfavorable impact of pricing and mix, partially offset by savings related to the closing of a manufacturing facility in the U.S.

Page | 5

Asia Pacific
$ in millions	Third-Quarter 2012		YTD 2012
		% var. vs 3Q11		% var. vs 9M11
Total revenue	$215.7	(8)%	$655.8	(5)%
C$		(7)%		(4)%
Active Representatives		(12)%		(9)%
Units sold		(7)%		(6)%
Operating loss	(30.2)	(245)%	(3.7)	(106)%
Adjusted Non-GAAP operating profit	14.2	(31)%	45.5	(20)%
Operating margin	(14.0)%	(2290) bps	(0.6)%	(890) bps
Adjusted Non-GAAP operating margin	6.6%	(230) bps	6.9%	(130) bps

•
Third-quarter constant-dollar revenue decreased due to a decline in Active Representatives, partially offset by higher average order. The decline in the region's Active Representatives was primarily due to China, where it has become apparent that our business is predominantly retail. We no longer include as Representatives those individuals who place their orders through retail locations.

•	Revenue in China declined 31% on both a reported and constant-dollar basis due to ongoing business challenges in that market.

•	The Philippines grew 6%, or 4% in constant dollars, primarily due to growth in Active Representatives.

•
The region's adjusted Non-GAAP operating margin decline was largely driven by lower gross margin, which was caused primarily by the net unfavorable impact of mix and pricing as well as foreign exchange. Higher bad debt expense and field incentives were also factors. Partially offsetting these items was lower overhead, primarily due to headcount reduction.

Global Expenses
$ in millions	Third-Quarter 2012		YTD 2012
		% var. vs 3Q11		% var. vs 9M11
Total global expenses	$161.6	14%	$515.2	7%
Allocated to segments	(115.4)	(5)%	(347.2)	(5)%
Net global expenses	46.2	124%	168.0	44%
Adjusted Non-GAAP net global expenses	45.4	110%	141.2	28%

Page | 6

Avon will conduct a conference call at 8:30 A.M. today to discuss the quarterly results. The dial-in number for the call is (800) 843-2086 in the U.S. or (706) 643-1815 from non-U.S. locations (conference ID number: 38905905). The call will be webcast live at www.avoninvestor.com and can be accessed or downloaded from that site for a period of one year. Please refer to the Form 10-Q for additional information on Avon's results for the quarter.

Avon, the company for women, is a leading global beauty company, with over $11 billion in annual revenue. As the world's largest direct seller, Avon markets to women in more than 100 countries through over 6 million active independent Avon Sales Representatives. Avon's product line includes beauty products, as well as fashion and home products, and features such well-recognized brand names as Avon Color, ANEW, Skin-So-Soft, Advance Techniques, Avon Naturals, and mark. Learn more about Avon and its products at www.avoncompany.com.

Contacts:

INVESTORS:	MEDIA:

Amy Low Chasen	Jennifer Vargas
Natalija Jovasevic	(212) 282-5404
(212) 282-5320

Page | 7

Footnotes

[1] “Adjusted” items refer to financial results presented in accordance with U.S. GAAP that have been adjusted to exclude certain costs as described below, under “Non-GAAP Financial Measures.”

[2] “RVP” - In the first quarter of 2012 we revised the definition of Representative Value Proposition to represent the expenses of activities directly associated with Representatives and sales leaders including the cost of incentives and sales aids (net of any fees charged). RVP no longer includes strategic investments such as the Service Model Transformation and Web enablement, and it no longer adjusts for the impact of volume.

Non-GAAP Financial Measures
To supplement our financial results presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we disclose operating results that have been adjusted to exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, including revenue growth, operating profit, adjusted Non-GAAP operating profit, operating margin, and adjusted Non-GAAP operating margin. We refer to these adjusted financial measures as Constant $ items, which are Non-GAAP financial measures. We believe these measures provide investors an additional perspective on trends. To exclude the impact of changes due to the translation of foreign currencies into U.S. dollars, we calculate current year results and prior year results at a constant exchange rate. Currency impact is determined as the difference between actual growth rates and constant currency growth rates.

We also present gross margin, selling, general and administrative expenses as a percentage of revenue, net global expenses, operating profit, operating margin, income from continuing operations, earnings per share from continuing operations and effective tax rate on a Non-GAAP basis. The discussion of our segments presents operating profit and operating margin on a Non-GAAP basis. We have provided a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP. The Company uses the Non-GAAP financial measures to evaluate its operating performance and believes that it is meaningful for investors to be made aware of, on a period-to-period basis, the impacts of costs to implement (“CTI”) restructuring initiatives, and the goodwill impairment and intangible asset charge related to China ("Impairment charge"). The Company believes investors find the Non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the Company's financial results in any particular period. The Impairment charge includes the impact on the Statement of Income caused by the goodwill impairment and intangible asset charge related to China in 2012.

These Non-GAAP measures should not be considered in isolation, or as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

Page | 8

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Statements in this release that are not historical facts or information are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “estimate,” “project,” “forecast,” “plan,” “believe,” “may,” “expect,” “anticipate,” “intend,” “planned,” “potential,” “can,” “expectation” and similar expressions, or the negative of those expressions, may identify forward-looking statements. Such forward-looking statements are based on management's reasonable current assumptions and expectations. Such forward-looking statements involve risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievement of Avon to be materially different from any future results expressed or implied by such forward-looking statements, and there can be no assurance that actual results will not differ materially from management's expectations. Such factors include, among others, the following:

•
our ability to implement the key initiatives of, and realize the gross and operating margins and projected benefits (in the amounts and time schedules we expect) from, our stabilization strategies, multi-year restructuring programs and other initiatives, product mix and pricing strategies, Enterprise Resource Planning, customer service initiatives, sales and operation planning process, outsourcing strategies, Internet platform and technology strategies, information technology and related system enhancements and cash management, tax, foreign currency hedging and risk management strategies;

•
our ability to realize the anticipated benefits (including any financial projections concerning, for example, future revenue, profit, cash flow and operating margin increases) from our stabilization strategies, and multi-year restructuring programs or other initiatives on the time schedules or in the amounts that we expect, and our plans to invest these anticipated benefits ahead of future growth;

•	the possibility of business disruption in connection with our stabilization strategies, multi-year restructuring programs or other initiatives;

•	our ability to realize sustainable growth from our investments in our brand and the direct-selling channel;

•	our ability to transition our business in North America, including enhancing our Sales Leadership model and optimizing our product portfolio;

•
a general economic downturn, a recession globally or in one or more of our geographic regions, or sudden disruption in business conditions, and the ability of our broad-based geographic portfolio to withstand an economic downturn, recession, cost inflation, commodity cost pressures, economic or political instability, competitive or other market pressures or conditions;

•
the effect of political, legal, tax and regulatory risks imposed on us in the United States and abroad, our operations or our Representatives, including foreign exchange or other restrictions, adoption, interpretation and enforcement of foreign laws, including in non-U.S. jurisdictions such as Brazil, Russia, Venezuela and Argentina, and any changes thereto, as well as reviews and investigations by government regulators that have occurred or may occur from time to time, including, for example, local regulatory scrutiny in China;

•	our ability to effectively manage inventory and implement initiatives to reduce inventory levels, including the potential impact on cash flows and obsolescence;

•	our ability to achieve growth objectives, particularly in our largest markets, such as the U.S., and developing and emerging markets, such as Brazil or Russia;

Page | 9

•
our ability to successfully identify new business opportunities and identify and analyze acquisition candidates, secure financing on favorable terms and negotiate and consummate acquisitions as well as to successfully integrate or manage any acquired business;

•
the challenges to our businesses, such as Silpada and China, including the effects of rising costs, macro-economic pressures, competition, any potential strategic decisions, and the impact of declines in expected future cash flows and growth rates, and a change in the discount rate used to determine the fair value of expected future cash flows, which have impacted, and may continue to impact, the estimated fair value of the recorded goodwill and intangible assets;

•
the effect of economic factors, including inflation and fluctuations in interest rates and currency exchange rates, as well as the designation of Venezuela as a highly inflationary economy, foreign exchange restrictions and the potential effect of such factors on our business, results of operations and financial condition;

•	general economic and business conditions in our markets, including social, economic and political uncertainties in the international markets in our portfolio;

•
any developments in or consequences of investigations and compliance reviews, and any litigation related thereto, including the ongoing investigations and compliance reviews of Foreign Corrupt Practices Act and related U.S. and foreign law matters in China and additional countries, as well as any disruption or adverse consequences resulting from such investigations, reviews, related actions or litigation;

•	key information technology systems, process or site outages and disruptions;

•	disruption in our supply chain or manufacturing and distribution operations;

•
other sudden disruption in business operations beyond our control as a result of events such as acts of terrorism or war, natural disasters, pandemic situations, large-scale power outages and similar events;

•	the risk of product or ingredient shortages resulting from our concentration of sourcing in fewer suppliers;

•	the quality, safety and efficacy of our products;

•	the success of our research and development activities;

•	our ability to attract and retain key personnel;

•
competitive uncertainties in our markets, including competition from companies in the cosmetics, fragrances, skincare and toiletries industry, some of which are larger than we are and have greater resources;

•
our ability to implement our Sales Leadership program globally, to generate Representative activity, to increase the number of consumers served per Representative and their engagement online, to enhance the Representative and consumer experience and increase Representative productivity through field activation programs, execution of Service Model Transformation and other investments in the direct-selling channel, and to compete with other direct-selling organizations to recruit, retain and service Representatives and to continue to innovate the direct-selling model;

•
the impact of the typically seasonal nature of our business, adverse effect of rising energy, commodity and raw material prices, changes in market trends, purchasing habits of our consumers and changes in consumer preferences, particularly given the global nature of our business and the conduct of our business in primarily one channel;

•	our ability to protect our intellectual property rights;

Page | 10

•	the risk of an adverse outcome in any material pending and future litigations or with respect to the legal status of Representatives;

•	our ratings, our access to cash and short and long-term financing and ability to secure financing, or financing at attractive rates;

•
our ability to comply with certain covenants in our debt instruments, including the impact of any significant non-cash impairments, significant currency devaluations, significant legal or regulatory settlements, or obtain necessary waivers from compliance with, or necessary amendments to, such covenants, and the impact any non-compliance may have on our ability to secure financing;

•	the impact of possible pension funding obligations, increased pension expense and any changes in pension regulations or interpretations thereof on our cash flow and results of operations; and

•	the impact of changes in tax rates on the value of our deferred tax assets and our ability to realize foreign tax credits in the U.S.
Additional information identifying such factors is contained in Item 1A of our 2011 Form 10-K for the year ended December 31, 2011. We undertake no obligation to update any such forward-looking statements.

Page | 11

AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In millions, except per share data)

	Three Months Ended		Percent Change	Nine Months Ended		Percent Change
	September 30			September 30
	2012	2011		2012	2011
Net sales	$2,509.4	$2,706.7	(7)%	$7,590.4	$8,114.1	(6)%
Other revenue	41.5	55.7		127.6	133.8
Total revenue	2,550.9	2,762.4	(8)%	7,718.0	8,247.9	(6)%
Cost of sales	990.5	998.3		2,964.8	2,966.1
Selling, general and administrative expenses	1,410.4	1,485.5		4,405.1	4,440.1
Impairment of goodwill and intangible asset	44.0	—		44.0	—
Operating profit	106.0	278.6	(62)%	304.1	841.7	(64)%
Interest expense	27.3	22.9		76.8	69.5
Interest income	(3.8)	(4.6)		(10.5)	(13.3)
Other expense, net	4.6	19.0		28.4	25.6
Total other expenses	28.1	37.3		94.7	81.8
Income from continuing operations, before tax	77.9	241.3	(68)%	209.4	759.9	(72)%
Income taxes	(45.3)	(76.1)		(86.5)	(233.8)
Income from continuing operations, net of tax	32.6	165.2	(80)%	122.9	526.1	(77)%
Discontinued operations, net of tax	—	—		—	(8.6)
Net Income	32.6	165.2		122.9	517.5
Net income attributable to noncontrolling interests	(1.0)	(1.0)		(3.2)	(3.5)
Net income attributable to Avon	$31.6	$164.2	(81)%	$119.7	$514.0	(77)%
Earnings per share:(1)
Basic
Basic EPS from continuing operations	$.07	$.38	(82)%	.27	1.20	(78)%
Basic EPS from discontinued operations	$—	$—		—	(.02)
Basic EPS attributable to Avon	$.07	$.38	(82)%	.27	1.18	(77)%
Diluted
Diluted EPS from continuing operations	$.07	$.38	(82)%	.27	1.20	(78)%
Diluted EPS from discontinued operations	$—	$—		—	(.02)
Diluted EPS attributable to Avon	$.07	$.38	(82)%	.27	1.18	(77)%

Weighted-average shares outstanding:
Basic	432.1	430.7		431.8	430.3
Diluted	432.5	432.2		432.5	432.1

(1) Under the two-class method, earnings per share is calculated using net earnings allocable to common shares, which is derived by reducing net earnings by the earnings allocable to participating securities. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $30.8 and $162.8 for the three months ended September 30, 2012 and 2011, respectively. Net earnings allocable to common shares used in the basic and diluted earnings per share calculation were $117.0 and $518.2 for the nine months ended September 30, 2012 and 2011, respectively.

AVON PRODUCTS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In millions)

	September 30	December 31
	2012	2011
Assets
Current Assets
Cash and cash equivalents	$1,097.5	$1,245.1
Accounts receivable, net	758.8	761.5
Inventories	1,302.7	1,161.3
Prepaid expenses and other	856.6	930.9
Total current assets	4,015.6	4,098.8
Property, plant and equipment, at cost	2,646.4	2,708.8
Less accumulated depreciation	(1,142.0)	(1,137.3)
Property, plant and equipment, net	1,504.4	1,571.5
Goodwill	443.8	473.1
Other intangible assets, net	263.3	279.9
Other assets	1,424.9	1,311.7
Total assets	$7,652.0	$7,735.0
Liabilities and Shareholders’ Equity
Current Liabilities
Debt maturing within one year	$684.5	$849.3
Accounts payable	946.4	850.2
Accrued compensation	245.6	217.1
Other accrued liabilities	633.2	663.6
Sales and taxes other than income	227.2	212.4
Income taxes	41.3	98.4
Total current liabilities	2,778.2	2,891.0
Long-term debt	2,628.3	2,459.1
Employee benefit plans	592.3	603.0
Long-term income taxes	60.5	67.0
Other liabilities	126.1	129.7
Total liabilities	$6,185.4	$6,149.8
Shareholders’ Equity
Common stock	$188.3	$187.3
Additional paid-in-capital	2,111.5	2,077.7
Retained earnings	4,544.3	4,726.1
Accumulated other comprehensive loss	(821.3)	(854.4)
Treasury stock, at cost	(4,571.5)	(4,566.3)
Total Avon shareholders’ equity	1,451.3	1,570.4
Noncontrolling interests	15.3	14.8
Total shareholders’ equity	$1,466.6	$1,585.2
Total liabilities and shareholders’ equity	$7,652.0	$7,735.0

AVON PRODUCTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In millions)

	Nine Months Ended
	September 30
	2012	2011
Cash Flows from Operating Activities
Income from continuing operations, net of tax	$122.9	$526.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	172.2	173.7
Provision for doubtful accounts	191.3	187.0
Provision for obsolescence	83.8	79.0
Share-based compensation	34.7	33.8
Deferred income taxes	(102.0)	(94.4)
Impairment of goodwill and intangible asset	44.0	—
Other	44.4	37.4
Changes in assets and liabilities:
Accounts receivable	(186.8)	(178.8)
Inventories	(222.5)	(338.1)
Prepaid expenses and other	68.2	4.3
Accounts payable and accrued liabilities	73.0	(55.7)
Income and other taxes	(39.0)	(30.0)
Noncurrent assets and liabilities	(64.6)	(97.1)
Net cash provided by operating activities of continuing operations	219.6	247.2
Cash Flows from Investing Activities
Capital expenditures	(134.9)	(197.4)
Disposal of assets	13.2	11.7
Purchases of investments	(1.9)	(28.6)
Proceeds from sale of investments	2.0	33.6
Acquisitions and other investing activities	—	(13.0)
Net cash used by investing activities of continuing operations	(121.6)	(193.7)
Cash Flows from Financing Activities
Cash dividends	(300.6)	(302.2)
Debt, net (maturities of three months or less)	(624.5)	566.1
Proceeds from debt	713.7	62.8
Repayment of debt	(90.0)	(580.6)
Interest rate swap termination	43.6	—
Proceeds from exercise of stock options	7.9	15.9
Excess tax benefit realized from share-based compensation	(3.4)	1.7
Repurchase of common stock	(8.5)	(6.8)
Net cash used by financing activities of continuing operations	(261.8)	(243.1)
Net cash used by investing activities of discontinued operations	—	(1.2)
Net cash used by discontinued operations	—	(1.2)
Effect of exchange rate changes on cash and equivalents	16.2	(0.9)
Net change in cash and equivalents	(147.6)	(191.7)
Cash and equivalents at beginning of year	$1,245.1	$1,179.9
Cash and equivalents at end of period	$1,097.5	$988.2

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
(Unaudited)
(In millions)

THREE MONTHS ENDED 09/30/12

REGIONAL RESULTS
$ in Millions	Total Revenue US$		C$	Units Sold	Price/Mix C$	Active Reps	Average Order C$
		% var. vs 3Q11	% var. vs 3Q11	% var. vs 3Q11	% var. vs 3Q11	% var. vs 3Q11	% var. vs 3Q11
Latin America	$1,270.9	(6)%	6%	5%	1%	2%	4%
Europe, Middle East & Africa	620.7	(11)	(2)	5	(7)	2	(4)
North America	443.6	(8)	(8)	(10)	2	(12)	4
Asia Pacific	215.7	(8)	(7)	(7)	—	(12)	5
Total from operations	2,550.9	(8)	1	1	—	(1)	2
Global and other	—	—	—	—	—	—	—
Total	$2,550.9	(8)%	1%	1%	—%	(1)%	2%

	2012 GAAP Operating Profit (Loss)US$	% var. vs 3Q11	2012 GAAP Operating Margin US$	2012 Non-GAAP Operating Profit US$ (1)	2011 Non-GAAP Operating Profit US$ (1)	2012 Non-GAAP Operating Margin (1)	2011 Non-GAAP Operating Margin (1)
Latin America	$142.2	(16)%	11.2%	$142.3	$166.3	11.2%	12.3%
Europe, Middle East & Africa	53.6	(49)	8.6	52.6	108.6	8.5	15.6
North America	(13.4)	(419)	(3.0)	(12.1)	9.2	(2.7)	1.9
Asia Pacific	(30.2)	(245)	(14.0)	14.2	20.7	6.6	8.9
Total from operations	152.2	(49)	6.0	197.0	304.8	7.7	11.0
Global and other	(46.2)	(124)	—	(45.4)	(21.6)	—	—
Total	$106.0	(62)%	4.2%	$151.6	$283.2	5.9%	10.3%

CATEGORY SALES (US$)

	Consolidated
	US$		C$
		% var. vs 3Q11	% var. vs 3Q11
Beauty (color cosmetics/fragrances/skincare/personal care)	$1,820.4	(9)%	—%
Fashion (jewelry/watches/apparel/footwear/accessories/children's)	443.7	(2)	3
Home (gift & decorative products/housewares/entertainment & leisure/children's/nutrition)	245.3	—	8
Net sales	$2,509.4	(7)%	1%
Other revenue	41.5	(25)	(24)
Total revenue	$2,550.9	(8)%	1%

Beauty Category:
Fragrance		(7)%	2%
Color		(11)	(1)
Skincare		(11)	(3)
Personal care		(9)	—

(1) For a further discussion on our Non-GAAP financial measures, please refer to our discussion of Non-GAAP financial measures in this release and reconciliations of our Non-GAAP financial measures to the related GAAP financial measure in the following supplemental schedules.

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
(Unaudited)
(In millions)

NINE MONTHS ENDED 09/30/12

REGIONAL RESULTS
$ in Millions	Total Revenue US$		C$	Units Sold	Price/Mix C$	Active Reps	Average Order C$
		% var. vs 9M11	% var. vs 9M11	% var. vs 9M11	% var. vs 9M11	% var. vs 9M11	% var. vs 9M11
Latin America	$3,663.2	(5)%	4%	—%	4%	1%	3%
Europe, Middle East & Africa	2,008.4	(10)	(2)	(2)	—	(1)	(1)
North America	1,390.6	(6)	(6)	(4)	(2)	(12)	6
Asia Pacific	655.8	(5)	(4)	(6)	2	(9)	5
Total from operations	7,718.0	(6)	—	(1)	1	(2)	2
Global and other	—	—	—	—	—	—	—
Total	$7,718.0	(6)%	—%	(1)%	1%	(2)%	2%

	2012 GAAP Operating Profit (Loss) US$	% var. vs 9M11	2012 GAAP Operating Margin US$	2012 Non-GAAP Operating Profit US$ (1)	2011 Non-GAAP Operating Profit US$ (1)	2012 Non-GAAP Operating Margin (1)	2011 Non-GAAP Operating Margin (1)
Latin America	$307.9	(39)%	8.4%	$319.8	$502.3	8.7%	13.0%
Europe, Middle East & Africa	181.4	(47)	9.0	193.1	345.5	9.6	15.5
North America	(13.5)	(125)	(1.0)	(2.0)	78.4	(0.1)	5.3
Asia Pacific	(3.7)	(106)	(0.6)	45.5	56.7	6.9	8.2
Total from operations	472.1	(51)	6.1	556.4	982.9	7.2	11.9
Global and other	(168.0)	(44)	—	(141.2)	(109.9)	—	—
Total	$304.1	(64)%	3.9%	$415.2	$873.0	5.4%	10.6%

CATEGORY SALES (US$)

	Consolidated
	US$		C$
		% var. vs 9M11	% var. vs 9M11
Beauty (color cosmetics/fragrances/skincare/personal care)	$5,533.5	(7)%	1%
Fashion (jewelry/watches/apparel/footwear/accessories/children's)	1,353.4	(7)	(3)
Home (gift & decorative products/housewares/entertainment & leisure/children's/nutrition)	703.5	(5)	2
Net sales	$7,590.4	(6)%	—%
Other revenue	127.6	(5)	(3)
Total revenue	$7,718.0	(6)%	—%

Beauty Category:
Fragrance		(5)%	2%
Color		(7)	1
Skincare		(7)	—
Personal care		(7)	—

(1) For a further discussion on our Non-GAAP financial measures, please refer to our discussion of Non-GAAP financial measures in this release and reconciliations of our Non-GAAP financial measures to the related GAAP financial measure in the following supplemental schedules.

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

$ in Millions (except per share data)	THREE MONTHS ENDED 09/30/12
	Reported (GAAP)	CTI restructuring initiatives	Impairment charge	Adjusted (Non-GAAP)
Cost of sales	$990.5	$(0.2)	$—	$990.7
Selling, general and administrative expenses	1,410.4	1.8	—	1,408.6
Operating profit	106.0	1.6	44.0	151.6
Income from continuing operations before taxes	77.9	1.6	44.0	123.5
Income taxes	(45.3)	(0.7)	—	(46.0)
Income from continuing operations	$32.6	$0.9	$44.0	$77.5

Diluted EPS from continuing operations	0.07	—	0.10	0.17

Gross margin	61.2%	—	—	61.2%
SG&A as a % of revenues	55.3%	(0.1)	—	55.2%
Operating margin	4.2%	0.1	1.7	5.9%
Effective tax rate	58.2%	0.1	(21.0)	37.2%

SEGMENT OPERATING PROFIT (LOSS)
Latin America	$142.2	$0.1	$—	$142.3
Europe, Middle East & Africa	53.6	(1.0)	—	52.6
North America	(13.4)	1.3	—	(12.1)
Asia Pacific	(30.2)	0.4	44.0	14.2
Global and other	(46.2)	0.8	—	(45.4)
Total	$106.0	$1.6	$44.0	$151.6

SEGMENT OPERATING MARGIN
Latin America	11.2%	—	—	11.2%
Europe, Middle East & Africa	8.6%	(0.2)	—	8.5%
North America	(3.0)%	0.3	—	(2.7)%
Asia Pacific	(14.0)%	0.2	20.4	6.6%
Global and other	—	—	—	—
Total	4.2%	0.1	1.7	5.9%
Amounts in the table above may not necessarily sum due to rounding.

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

$ in Millions (except per share data)	NINE MONTHS ENDED 09/30/12
	Reported (GAAP)	CTI restructuring initiatives	Impairment charge	Adjusted (Non-GAAP)
Cost of sales	$2,964.8	$3.2	$—	$2,961.6
Selling, general and administrative expenses	4,405.1	63.9	—	4,341.2
Operating profit	304.1	67.1	44.0	415.2
Income from continuing operations before taxes	209.4	67.1	44.0	320.5
Income taxes	(86.5)	(22.1)	—	(108.6)
Income from continuing operations	$122.9	$45.0	$44.0	$211.9

Diluted EPS from continuing operations	0.27	0.10	0.10	0.47

Gross margin	61.6%	—	—	61.6%
SG&A as a % of revenues	57.1%	(0.8)	—	56.2%
Operating margin	3.9%	0.9	0.6	5.4%
Effective tax rate	41.3%	(0.3)	(7.2)	33.9%

SEGMENT OPERATING PROFIT (LOSS)
Latin America	$307.9	$11.9	$—	$319.8
Europe, Middle East & Africa	181.4	11.7	—	193.1
North America	(13.5)	11.5	—	(2.0)
Asia Pacific	(3.7)	5.2	44.0	45.5
Global and other	(168.0)	26.8	—	(141.2)
Total	$304.1	$67.1	$44.0	$415.2

SEGMENT OPERATING MARGIN
Latin America	8.4%	0.3	—	8.7%
Europe, Middle East & Africa	9.0%	0.6	—	9.6%
North America	(1.0)%	0.8	—	(0.1)%
Asia Pacific	(0.6)%	0.8	6.7	6.9%
Global and other	—	—	—	—
Total	3.9%	0.9	0.6	5.4%
Amounts in the table above may not necessarily sum due to rounding.

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

$ in Millions (except per share data)	THREE MONTHS ENDED 09/30/11
	Reported (GAAP)	CTI restructuring initiatives	Adjusted (Non-GAAP)
Cost of sales	$998.3	$3.5	$994.8
Selling, general and administrative expenses	1,485.5	1.1	1,484.4
Operating profit	278.6	4.6	283.2
Income from continuing operations before taxes	241.3	4.6	245.9
Income taxes	(76.1)	(1.4)	(77.5)
Income from continuing operations	$165.2	$3.2	$168.4

Diluted EPS from continuing operations	0.38	0.01	0.38

Gross margin	63.9%	0.1	64.0%
SG&A as a % of revenues	53.8%	—	53.7%
Operating margin	10.1%	0.2	10.3%
Effective tax rate	31.5%	—	31.5%

SEGMENT OPERATING PROFIT
Latin America	$168.4	$(2.1)	$166.3
Europe, Middle East & Africa	105.8	2.8	108.6
North America	4.2	5.0	9.2
Asia Pacific	20.8	(0.1)	20.7
Global and other	(20.6)	(1.0)	(21.6)
Total	$278.6	$4.6	$283.2

SEGMENT OPERATING MARGIN
Latin America	12.5%	(0.2)	12.3%
Europe, Middle East & Africa	15.2%	0.4	15.6%
North America	0.9%	1.0	1.9%
Asia Pacific	8.9%	—	8.9%
Global and other	—	—	—
Total	10.1%	0.2	10.3%
Amounts in the table above may not necessarily sum due to rounding.

AVON PRODUCTS, INC.
SUPPLEMENTAL SCHEDULE
NON-GAAP FINANCIAL MEASURES
(Unaudited)
This supplemental schedule provides adjusted Non-GAAP financial information and a quantitative reconciliation of the difference between the Non-GAAP financial measure and the financial measure calculated and reported in accordance with GAAP.

$ in Millions (except per share data)	NINE MONTHS ENDED 09/30/11
	Reported (GAAP)	CTI restructuring initiatives	Adjusted (Non-GAAP)
Cost of sales	$2,966.1	$8.2	$2,957.9
Selling, general and administrative expenses	4,440.1	23.1	4,417.0
Operating profit	841.7	31.3	873.0
Income from continuing operations before taxes	759.9	31.3	791.2
Income taxes	(233.8)	(11.1)	(244.9)
Income from continuing operations	$526.1	$20.2	$546.3

Diluted EPS from continuing operations	1.20	0.05	1.25

Gross margin	64.0%	0.1	64.1%
SG&A as a % of revenues	53.8%	(0.3)	53.6%
Operating margin	10.2%	0.4	10.6%
Effective tax rate	30.8%	0.2	31.0%

SEGMENT OPERATING PROFIT
Latin America	$505.6	$(3.3)	$502.3
Europe, Middle East & Africa	341.8	3.7	345.5
North America	53.7	24.7	78.4
Asia Pacific	57.3	(0.6)	56.7
Global and other	(116.7)	6.8	(109.9)
Total	$841.7	$31.3	$873.0

SEGMENT OPERATING MARGIN
Latin America	13.1%	(0.1)	13.0%
Europe, Middle East & Africa	15.3%	0.2	15.5%
North America	3.6%	1.7	5.3%
Asia Pacific	8.3%	(0.1)	8.2%
Global and other	—	—	—
Total	10.2%	0.4	10.6%
Amounts in the table above may not necessarily sum due to rounding.